Exhibit 99.1

Spherix Announces Collaborative Agreement To Monetize Patents

Spherix Begins Program to Diversify Revenue Options

BETHESDA, MD, March 8, 2016 /PRNewswire/ — Spherix Incorporated (Nasdaq: SPEX) — an intellectual property development company committed to the fostering and monetization of intellectual property and the advancement of technology, today provided an update on the Company's monetization efforts and announced a collaboration agreement with Equitable IP Corporation (“Equitable”), a leading patent enforcement and monetization fund.

Spherix announced that Equitable and the Company have executed a collaborative agreement to monetize a portion of Spherix’s patent portfolio. Equitable is a patent enforcement and monetization fund that has brought together key leadership from the areas of investment fund management, patent litigation, and patent monetization strategy. The initial collaborative effort between Spherix and Equitable will involve monetization of the CompuFill patent portfolio, which relates to the telephonic refilling of patient prescriptions. The Company believes there is widespread infringement of this portfolio.

Anthony Hayes, CEO of Spherix, said, “We are executing on the new strategy announced in our recent shareholder letter. This collaborative effort with Equitable marks the first of what we hope to be many collaborative efforts to monetize our portfolio and deliver shareholder value. Equitable has assembled a powerful and accomplished team including some of the best players from finance, patent litigation and patent monetization. Equitable’s financial resources are significant and the marriage of their resources with our IP will help deliver value to our shareholders. This is a first step in what we hope will be larger effort to monetize our portfolio of assets.”

Dean Becker, Chairman of Equitable IP Corporation, stated, “Equitable is committed to investing and enforcing valuable patent rights. We are pleased to be working with Spherix and we are excited about the potential licensing possibilities from these assets.”

About Spherix

Spherix is committed to advancing innovation by active participation in all areas of the patent market. Spherix draws on portfolios of pioneering technology patents to partner with and support product innovation. Spherix has acquired over 100 patents from Rockstar Consortium Inc., and several hundred patents issued to Harris Corporation, covering a variety of methods and components involved in switching, routing, networking, optical and telecommunication sectors.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the SEC, not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Investor Relations:	Hayden IR
Brett Maas, Managing Partner
Phone: (646) 536-7331
Email: brett@haydenir.com
www.haydenir.com

Spherix:	Phone: (703) 992-9325
Email: info@spherix.com
www.spherix.com